Exhibit 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 MICROMUSE INC.

      The undersigned certifies that:

      1. He is the Secretary of Micromuse Inc., a Delaware corporation (the "Corporation").

      2. The Article IV of the Restated Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

                  "The Corporation is authorized to issue two classes of stock to be designated common stock ("Common Stock") and preferred stock ("Preferred Stock"). The number of shares of Common Stock authorized to be issued is Two Hundred Million (200,000,000), par value $.01 per share, and the number of Preferred Stock authorized to be issued is Five Million (5,000,000), par value $.01 per share.

                  The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors is hereby authorized, in the resolution or resolutions adopted by the Board of Directors providing for the issue of any wholly unissued series of Preferred Stock, within the limitations and restrictions stated in the Restated Certificate of Incorporation (the "Restated Certificate"), to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series."

      3. The Article X of the Restated Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:
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                  "The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation."

      4. The foregoing amendments to the Restated Certificate of Incorporation of the Corporation were duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, and approved by a vote of the holders of seventy-five percent (75%) of the shares of the Corporation's common stock at a special meeting of the shareholders of the Corporation, in accordance with the provisions of Sections 242 and 211 of the General Corporation Law of the State of Delaware.

      The undersigned further declares under penalty of perjury under the laws of the State of Delaware, that the matters set forth in this Certificate are true and correct of his own knowledge.

Dated: December 5, 2000


                                      /s/  James B. De Golia
                                      ----------------------------
                                      James B. De Golia, Secretary